Exhibit 99.02

May 19, 2016

Board of Directors

Cascade Microtech, Inc.

9100 SW Gemini Drive

Beaverton, Oregon 97008

Re: Amended Registration Statement on Form S-4 of FormFactor, Inc. filed on May 19, 2016

Members of the Board:

Reference is made to our opinion letter, dated February 3, 2016, with respect to the fairness, from a financial point of view, of the merger consideration to the holders of shares of common stock of Cascade Microtech, Inc. (“Cascade”) to be received by such holders in connection with the Agreement and Plan of Merger, dated as of February 3, 2016, by and among Cascade, FormFactor, Inc. (“FormFactor”) and Cardinal Merger Subsidiary, Inc. (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Cascade.

The foregoing opinion letter was provided for the information and assistance of the board of directors of Cascade in connection with its consideration of the merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, prospectus, proxy statement or any other document, without our prior written consent. We understand that FormFactor has requested to include our opinion in the above-referenced Amended Registration Statement.

In that regard, we hereby consent to the inclusion of our opinion as Annex B to the proxy statement/prospectus included in the Amended Registration Statement and to the references to our opinion under the captions “SUMMARY — Opinion of Cascade Microtech’s Financial Advisor,” “RISK FACTORS — The opinion obtained by Cascade Microtech’s board of directors from its financial advisor does not and will not reflect changes in circumstances subsequent to the date of the merger agreement,” “PROPOSAL I: THE MERGER — Background of the Merger,” “PROPOSAL I: THE MERGER — Cascade Microtech Reasons for the Merger; Recommendation of the Cascade Microtech Board of Directors,” “PROPOSAL I: THE MERGER — Opinion of Cascade Microtech’s Financial Advisor” and “PROPOSAL I: THE MERGER — Cascade Microtech Unaudited Prospective Financial Information” in such proxy statement/prospectus. By giving our consent, we do not thereby admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Amended Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Amended Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), prospectus, proxy statement or any other document, without our prior written consent.

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED